Exhibit 99.1

Selected Information Provided to Certain 3% and 4.875% Noteholders
Pursuant to a Non-Disclosure Agreement Expiring July 10, 2009

July 8, 2009

References to “Sinclair,” “us,” “we” or “our” refer to Sinclair Broadcast Group, Inc. and its consolidated subsidiaries, unless the context otherwise requires. References to “STG” refer to Sinclair Television Group, Inc., the television operating subsidiary of Sinclair Broadcast Group, Inc.

Forward-looking statement disclaimer

The matters discussed in this presentation include forward-looking statements regarding, among other things, future operating results. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including, but not limited to, the impact of changes in national and regional economies, the volatility in the U.S. and global economies and financial credit markets which impact our ability to forecast or refinance our debts as they become due, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the CW Television Network and MyNetworkTV programming, our news share strategy, our local sales initiatives, the execution of retransmission consent agreements, our ability to identify and consummate investments in attractive non-television assets and to achieve anticipated returns on those investments once consummated, and the other risk factors set forth in the Company’s most recent reports on Form 8-K, Form 10-Q and Form 10-K, as filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

Non-GAAP Financial Measures

This presentation uses certain non-GAAP financial measures, specifically Television Broadcast Cash Flow (BCF), Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA, in addition to GAAP measures as supplemental financial data to assist management and the public in their analysis and valuation of our company. These measures are not in accordance with GAAP and are not meant to replace GAAP measurements. However, they are common supplemental measures of performance used by investors, lenders, rating agencies and financial analysts. As a result, these non-GAAP measures can provide certain additional insight about the market value of our company and its stations; our ability to fund acquisitions, investments and working capital needs; our ability to service our debt; our performance versus other peer companies in our industry; and other operating performance trends for our business. Definitions and reconciliations of these non-GAAP measures to comparable GAAP financial measures are set forth on our web site, www.sbgnet.com, in the “Investor Relations” section, under “Reports & Filings — Non GAAP Reconciliation.” The calculations of these non-GAAP measures may differ from, or be inconsistent with, other companies’ calculations.

Current Sinclair Valuation Considerations

•                  The business is showing no signs of recovery

•                  We anticipate a slow advertising recovery beginning only in the second half of 2010

•                  Sinclair’s estimated 2009 Net Broadcast Revenue is $530.7 million and estimated 2009 EBITDA is $159.0 million

•                  We are unable to sell our non-television investments due to a lack of buyers with access to credit

•                  The overhang of the puts on the 3% and 4.875% convertible notes and the recent rating agency downgrades makes our ability to raise new money at reasonable rates even less attainable

•                  Cunningham Broadcasting Corporation, our LMA partner, is facing a potential bankruptcy which would cause a default under our Bank Credit Agreement, and may result in the rejection by Cunningham in its bankruptcy case of our six LMA’s with Cunningham. Any rejection by Cunningham of these agreements would result in material loss of revenue, business cash flow and enterprise value of Sinclair

•                  Any restructuring of our 3% and 4.875% convertible notes needs to address potential refinancing and/or extension of the maturity of the revolving loan facility, which is currently scheduled to mature in June 2011

•                  We need to be able to handle future maturities (like those of the 6% and 8% notes), as well as amortization and interest coverage in a rising rate environment

•                  Restructuring the 3% and 4.875% convertible notes at higher redemption prices leaves very little EBITDA cushion

2009 Quarterly Summary

	Q1 2009	Q2 2009	Q3 2009	Q4 2009	FY 2009
($ in thousands)	(Unaudited)	(Estimated)	(Estimated)	(Estimated)	(Estimated)

Net broadcast revenues	$131,305	$132,866	$126,892	$139,685	$530,748

TV BCF	$43,562	$44,620	$41,017	$50,317	$179,516
BCF Margin	33.2%	33.6%	32.3%	36.0%	33.8%

EBITDA	$36,680	$39,045	$36,390	$46,921	$159,036
EBITDA Margin	23.7%	25.0%	24.0%	28.1%	25.3%

Effect of Cunningham Relationship

•                  LMA partner in 6 markets

•                  Estimated 2009 direct contribution to our revenues of $76,963,000

•                  Estimated 2009 direct contribution to our broadcast cash flow of $26,152,000

•                  Estimated annual indirect contribution to our broadcast cash flow as a result of synergies (i.e. duopoly, scale, margin benefits, etc). of approximately $24,000,000 to $34,000,000

Selected projections*

	2009	2010
($ in thousands)	(Estimated)	(Estimated)
Net broadcast revenues	$530,748	$558,003
TV expenses	270,429	274,088
Film payments	82,718	90,000
Net barter revenues	1,670	—
Stock based compensation expense	(245)	—
TV Broadcast Cash Flow	$179,516	$193,916
Corporate G&A expense	24,597	25,335
Other STG EBITDA	3,367	4,772
Stock based compensation expense	(750)	—
EBITDA	$159,036	$173,353

Adjusted EBITDA	$161,135	$174,269

* Assumptions:

•                  Time sales grow 5.8% in 2010

•                  The core business, ex-political ad revenues, declines 2% in 2010 due to the continued recession

•                  Political ad revenues in 2010 of $33 million

•                  Total retransmission revenues in 2009 of $97 million and $106 million in 2010, a 9.3% growth rate

•                  TV expenses decline 8.4% in 2009 and grow 1.4% in 2010

•                  Corporate overhead declines 6.4% in 2009 and grows 3% in 2010